EXHIBIT B

FILERS' TRANSACTIONS FROM AUGUST 13, 2007 TO OCTOBER 11, 2007

The Filers other than Andrew R. Siegel:

                         Shares of
                        Common Stock                        Type of
Date of Transaction    Bought (Sold)    Price per Share   Transaction

8/28/2007                      25,000           $  9.95   Open Market
8/31/2007                       1,000              9.92   Open Market
9/6/2007                        9,300              9.58   Open Market
9/7/2007                        8,500             10.35   Open Market
9/10/2007                         100             10.56   Open Market
9/11/2007                         900             10.67   Open Market
9/13/2007                         796             10.89   Open Market
9/14/2007                       1,799             11.02   Open Market
9/17/2007                   1,390,000             12.25   Mini Tender
9/18/2007                       7,500             11.01   Open Market
9/19/2007                       5,500             11.01   Open Market
9/21/2007                       3,171             11.05   Open Market
9/24/2007                       2,500             11.07   Open Market
9/28/2007                         500             11.55   Open Market
10/1/2007                         700             11.78   Open Market
10/3/2007                      10,000             11.51   Open Market
10/3/2007                      13,500             11.83   Open Market

Andrew R. Siegel

9/27/07                           900             11.17   Open Market
9/27/07                         1,100             11.48   Open Market